News Release Exhibit 99.1 JBT Corporation 70 W. Madison Suite 4400 Chicago, IL 60602 For Release: April 17, 2019 Investors & Media: Megan Rattigan +1 312 861 6048 JBT Announces the Appointment of Two New Directors Adds Board Expxpertise that Supports JBT’s Growth Strategy CHICAGO, April 17, 2019—JBT Corporation (NYSE: JBT), a leading global technology solutions provider to high-value segments of the food & beverage industry, announced today that it has increased the size of its Board of Directors to nine members and elected Barbara L. Brasier and Emmanuel Lagarrigue to the Board effective April 15, 2019. “We are extremely pleased to welcome Barbara and Emmanuel to the Board,” said Tom Giacomini, Chairman, President, and Chief Executive Officer. “Barbara brings global food industry experience and financial and accounting expertise to our Board. Emmanuel adds significant depth in industrial automation, strategy and operations. Both Barbara and Emmanuel add to the diversity of experiences and viewpoints of our Board, helping advance our global growth strategy.” Barbara L. Brasier is an operationally oriented former public companny Chief Financial Officer, with expertise managing complex M&A and financial transactions, deep knowledge of the global food industry, and experience leading ERP implementations. She is the former Senior Vice President and Chief Financial Officer of Herc Holdings, Inc., a $2.0 billion equipment rental company (formerly Hertz Global Holdings). She also has served as a senior finance executive with the food industry companies Mondelez and Kraft, and industrial companies Ingersoll Rand and MeadWestvaco. Emmanuel Lagarrigue brings extensive experience in automation and its application across the industrial and technology sectors. He is the Executive Vice President and Chief Strategy Officer at Schneider Electric, a $29 billion global specialist in energy management and automation. Previously, he served as President of its $4.5 billion U.S. business. Emmanuel is the architect of Schneider’s growth agenda and M&A strategy. He has lived and worked in Europe, Asia, South America, and the U.S., and is fluent in English, French, and Spanish. As previously announced, Edward (Ted) L. Doheny II will not stand for re-election upon expiration of his term in May 2019, following his assumption of the position of President and CEO of Sealed Air Corporation in 2018. “We are grateful to Ted for his seven years of service to JBT,” added Giacomini. “On behalf of the entire Board, I sincerely appreciate his significant contributions to the Company and wish him all the best at Sealed Air Corporation.”

JBT Corporation ### JBT Corporation (NYSE: JBT) is a leading global technology solutions provider to high-value segments of the food & beverage industry with focus on proteins, liquid foods and automated system solutions. JBT designs, produces and services sophisticated products and systems for multi-national and regional customers through its FoodTech segment. JBT also sells critical equipment and services to domestic and international air transportation customers through its AeroTech segment. JBT Corporation employs approximately 5,900 people worldwide and operates sales, service, manufacturing and sourcing operations in more than 25 countries. For more information, please visit www.jbtc.com.